Exhibit 4.06
CERTIFICATE OF TRUST
OF
CITIGROUP CAPITAL XXII
     This Certificate of Trust is being executed as of April 20, 2007 for the purposes of organizing a statutory trust pursuant to the Delaware Statutory Trust Act, 12 Del. C. §3801 et seq. (the “Act”).
     The undersigned, the trustees of Citigroup Capital XXII, hereby certify as follows:
     1. Name. The name of the statutory trust being formed hereby is “Citigroup Capital XXII” (the “Trust”).
     2. Delaware Trustee. The name and business address of the trustee of the Trust which has its principal place of business in the State of Delaware are as follows:
The Bank of New York (Delaware)
100 White Clay Center
Route 273
P. O. Box 6995
Newark, DE 19711
     3. Effective. This Certificate of Trust shall be effective immediately upon filing in the Office of the Secretary of State of the State of Delaware.

Dated: April 20, 2007

By:	/s/ John Gerspach

John Gerspach, as Regular Trustee

By:	/s/ Eric L. Wentzel

Eric L. Wentzel, as Regular Trustee

By:	/s/ Saul Rosen

Saul Rosen, as Regular Trustee

THE BANK OF NEW YORK (DELAWARE), as Delaware Trustee

By:	/s/ Kristine K. Gullo

Name: Kristine K. Gullo Title: Vice President

CITIGROUP INC., as Sponsor

By:	/s/ Gary Crittenden

Name: Gary Crittenden Title: Chief Financial Officer

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